Exhibit (11)


KIRKPATRICK & LOCKHART LLP                         1800 Massachusetts Avenue, NW
                                                   Second Floor
                                                   Washington, DC  20036-1221
                                                   202.778.9000
                                                   www.kl.com


                                  May 20, 2002



Neuberger Berman Income Funds
605 Third Avenue, Second Floor
New York, New York  10158-0180


Dear Ladies and Gentlemen:

         Neuberger Berman Income Funds ("Trust") is a business trust organized under the laws of the State of Delaware and governed by a Trust Instrument dated December 23, 1992. You have requested our opinion regarding certain matters in connection with the Trust's issuance of shares of beneficial interest in the Investor Class of Neuberger Berman High Income Bond Fund ("Neuberger High Income Fund"), a newly creates series of the Trust, par value $0.001 per share ("Shares"), pursuant to an Agreement and Plan of Conversion and Termination between the Trust, on behalf of Neuberger High Income Fund, and The Lipper Fund, Inc., on behalf of Lipper High Income Bond Fund ("Lipper Fund"), and a Plan of Reorganization and Termination by the Trust on behalf of Neuberger High Income Fund and Neuberger Berman High Yield Bond Fund ("Neuberger High Yield Fund") (each a "Plan"). The Trust is about to file a Registration Statement on Form N-14 to register the Shares under the Securities Act of 1933, as amended.

         As more fully described in the Plans, and assuming shareholder approval, first Lipper Fund and then Neuberger High Yield Fund will transfer their assets to Neuberger High Income Fund in exchange for Shares identical in their aggregate value to the outstanding shares of Lipper Fund and Neuberger High Yield Fund, and in exchange for Neuberger High Income Fund agreeing to accept the liabilities of Lipper Fund and Neuberger High Yield Fund. Lipper Fund and Neuberger High Yield Fund will then distribute those Shares to their respective shareholders and dissolve. This opinion relates only to the Shares to be issued in these two exchanges.

         As counsel to the Trust, we have participated in various business and other proceedings relating to the Trust. We have examined copies, either certified or otherwise proved to be genuine, of the Trust Instrument and the By-laws of the Trust, the minutes of meetings of its board of trustees and other documents relating to its organization and operation, and we are generally familiar with its business affairs. Based upon the foregoing, it is our opinion that the Shares currently being registered may be issued in accordance with the Trust's Trust Instrument and By-laws and subject to compliance with the


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Neuberger Berman Income Funds
May 20, 2002
Page 2


conditions described in the above described Registration Statement on Form N-14; and when so issued, the Shares will be legally issued, fully paid and non-assessable by the Trust.

         The Trust is a business trust established pursuant to the Delaware Business Trust Act ("Delaware Act"). The Delaware Act provides that a shareholder of the Trust is entitled to the same limitation of personal liability extended to shareholders of for-profit corporations organized under the general corporation law of Delaware. To the extent that the Trust or any of its shareholders becomes subject to the jurisdiction of courts in states which do not have statutory or other authority limiting the liability of business trust shareholders, such courts might not apply the Delaware Act and could subject Trust shareholders to liability.

         To guard against the risk that a court might subject Trust shareholders to liability, the Trust Instrument: (i) requires that every written obligation of the Trust contain a statement that such obligation may be enforced only against the assets of the Trust; however, the omission of such a disclaimer will not operate to create personal liability for any shareholder; and (ii) provides for indemnification out of Trust property of any shareholder held personally liable, solely by reason of being a shareholder, for the obligations of the Trust. Thus, the risk of a Trust shareholder incurring financial loss beyond his or her investment because of shareholder liability is limited to circumstances in which: (i) a court refuses to apply Delaware law; (ii) no contractual limitation of liability is in effect; and (iii) the Trust itself is unable to meet its obligations.

         We express no opinion as to compliance with the Securities Act of 1933, the Investment Company Act of 1940, or applicable state securities laws in connection with the sale of Shares.

         We hereby consent to the filing of this opinion in connection with the Trust's Registration Statement of Form N-14 (File Nos. 002-85229 and 811-3802) to be filed with the Securities and Exchange Commission. We also consent to the reference to our firm in the Prospectus/Proxy Statement and Statement of Additional Information filed as part of the Registration Statement.



                                   Sincerely,


                                   /s/ Kirkpatrick & Lockhart LLP
                                   ---------------------------------------------
                                   Kirkpatrick & Lockhart LLP